Employment Agreement
By And Between
World Acceptance Corporation
And
R. Chad Prashad

Effective October 15, 2018

EMPLOYMENT AGREEMENT
This Agreement is effective as of October 15th, 2018 (the “Effective Date”) by and between World Acceptance Corporation (the “Company”), a South Carolina corporation, and R. Chad Prashad (the “Executive”), an individual residing at Greenville, South Carolina.
The Compensation and Stock Option Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), acting on behalf of and pursuant to authority granted by the Board, has determined that it would be in the best interests of the Company and its shareholders to secure the services of the Executive for the Period of Employment (as defined in Section 3.1 below) and upon the terms provided in this Agreement. The Executive is currently employed by the Company, and will be employed by the Company, on a full-time basis, as President and Chief Executive Officer for said Period of Employment and upon such other terms and conditions as provided in this Agreement.
In consideration of the mutual covenants and promises contained in this Agreement, the parties hereby agree as follows:
Section I
EMPLOYMENT
The Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Period of Employment, subject to the other terms and conditions provided in the Agreement.
SECTION II
POSITION AND RESPONSIBILITIES
The Executive agrees to serve as the Company’s President and Chief Executive Officer reporting directly to the Board and to be responsible for the duties and responsibilities commonly attributed to such positions and as assigned to the Executive from time to time by the Board. The Executive also agrees to serve, or to continue to serve, during the Period of Employment as an officer and director of any subsidiary, affiliate, or parent corporation (the “Affiliates”) of the Company which the Board feels is appropriate. In addition, the Company shall nominate the Executive for election to the Board as a member of the management slate at each annual meeting of shareholders during the Period of Employment, and the Executive shall serve as a director if properly elected, with no additional remuneration payable to the Executive for that service; provided, however that the Board shall not be obligated to nominate the Executive for election to the Board if, in the exercise of its fiduciary duties, the Board concludes that the Executive should not be nominated for election to the Board. The Executive’s primary work location will be the Company’s headquarters in Greenville, South Carolina.
SECTION III
TERMS AND DUTIES
3.1.    Period of Employment
The initial term (the “Initial Term”) of the Executive’s employment shall be for a period of three (3) years commencing on October 15, 2018 and continuing until October 15, 2021 (the “Initial Expiration Date”), subject to extension or termination as provided in this Agreement. Unless this Agreement has been terminated in accordance with its provisions, the term of this Agreement will be extended automatically for successive one-year terms commencing on the Initial Expiration Date unless either party elects to terminate this Agreement by providing written notice to the other party at least ninety (90) days prior to the expiration of the Initial Term or any renewal term. As used herein, the term “Period of Employment” means the Initial Term plus any renewal terms. The Period of Employment shall end upon the effective date of the termination of the Executive’s employment as provided in Sections VI, VII, VIII and/or XI (the “Date of Termination”). Notwithstanding anything in this Agreement to the contrary, non-renewal by the Company shall be subject to the provisions set forth in Section 8.1, and non-renewal by the Executive shall be subject to the provisions of Section 8.3.

3.2.    Duties
The Executive shall serve under the direction of the Board and shall exercise all duties commonly performed by the President and Chief Executive Officer of a publicly traded company. The Executive shall comply with all applicable laws and regulations, as well as all applicable Company policies and procedures, including the Code of Business Conduct and Ethics, and shall faithfully serve the best interests of the Company during the Period of Employment. During the Period of Employment and except for illness, incapacity, reasonable vacation and holiday periods, and as provided below, the Executive shall devote all of his full business time, attention and skill exclusively to the business and affairs of the Company and its Affiliates. The Board and/or the Committee shall review the performance of the Executive on at least an annual basis. The Executive will not engage in any other business activity, and will perform faithfully the duties which may be assigned to him from time to time by the Board that are consistent with the provisions of this Agreement. Notwithstanding the above, nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:
3.2.1.    Serving as a director or member of a committee of any charitable or non-profit organization, or with prior approval of the Board, any other for-profit organization, in each case involving no actual or potential conflict of interest with the Company;
3.2.2.    Delivering lectures and fulfilling speaking engagements;
3.2.3.    Engaging in charitable and community activities; or
3.2.4.    Investing his personal assets in investments or business entities in such form or manner that will not violate this Agreement or require services on the part of the Executive in the operation or affairs of the business entities in which those investments are made.
The above activities will be allowed as long as they do not materially affect or interfere with the performance of the Executive’s duties and obligations to the Company.
SECTION IV
COMPENSATION, BENEFITS, AND PERQUISITES
For all services rendered by the Executive in any capacity during the Period of Employment, including services as an executive, officer, director or committee member, the Executive shall be compensated as follows:
4.1.    Base Salary
The Company shall pay the Executive a fixed base salary (“Base Salary”) at such annual rate as the Committee deems appropriate; provided, however, that the Base Salary may not be less than $420,000 per year. Increases in Base Salary, once granted by the Committee, shall not be subject to reduction without the Executive’s consent. Base Salary shall be payable according to the customary payroll practices of the Company, but in no event shall Base Salary be payable less frequently than once per calendar month.
4.2.    Annual Incentive Awards
During the Period of Employment, the Executive will be eligible for annual cash incentive compensation payments pursuant to the terms and conditions of the Company’s Executive Incentive Plan or any successor plan thereto (collectively, the “Executive Incentive Plan”), subject to the right of the Company to modify or terminate any such plan in the Company’s sole discretion from time to time (the “Annual Bonus”). The decision to provide any Annual Bonus, performance criteria, the amount, and the terms and conditions of any Annual Bonus and the Executive Incentive Plan will be as determined and approved in the discretion of the Committee or the Board. The Annual Bonus, if any, for a fiscal year will be payable in a single lump sum payment within 2½ months following the end of such fiscal year.
4.3.    Long-Term Incentive Awards

The Company may, in its sole discretion, provide the Executive with long-term incentive compensation opportunities. The Committee may establish appropriate criteria for granting such awards. Payments may, at the discretion of the Committee, take the form of cash, restricted stock awards, restricted stock units, stock options and/or other awards authorized by the World Acceptance Corporation 2008 Stock Option Plan, 2011 Stock Option Plan, 2017 Stock Incentive Plan (the “2017 Plan”) and/or successor plan(s) thereto (such plans being collectively referred to as the “Stock Plan”), in each case as may be amended from time to time; provided, however, that any grants of long-term incentive awards must be approved by the Committee and shall be subject to the terms and conditions of the applicable Stock Plan and any related award agreement in form acceptable to the Committee. Such awards shall be subject to such service, performance and/or other terms and conditions as may be established by the Committee and the Committee shall have sole discretion to determine if and the extent to which any such awards are earned and the forms of payment for such awards. The intent of such long-term incentive compensation is to motivate the achievement of the Company’s longer range and strategic goals.
4.4.    Benefits and Perquisites
4.4.1.    Salaried Employee Benefits
The Executive will be entitled to participate in all compensation, health, welfare, perquisite and other employee benefit plans and programs for which similarly situated salaried employees of the Company are generally eligible under any plan or program now or later established by the Company, on the same terms and conditions as such plans and programs are provided to other similarly situated salaried employees. All Company coverage, benefits and plans are subject to the right of the Company to amend or terminate such coverage, benefits and plans from time to time, and subject to the specific eligibility and participation requirements of each such plan.
4.4.2.    Supplemental Benefits
The Company will provide long-term disability insurance that provides a benefit to the Executive of sixty percent (60%) of the Executive’s Base Salary in effect at the time of Disability. Such benefits (the “Disability Benefits”) will continue until the Executive dies or has reached the age of 65, provided the Executive suffers a qualifying disability (as described in the underlying long-term disability insurance policy) during the Period of Employment.
The Executive will also be entitled to participate in the Second Amended and Restated World Acceptance Corporation 2005 Supplemental Income Plan (the “SERP”) in accordance with the terms of that plan, including the Company’s right to terminate or amend the plan for any reason at any time. Each year during the Period of Employment, the Executive shall be eligible for paid time off (“PTO”) subject to Company policy for such paid time for similarly situated employees, which policy may be modified from time to time at the sole discretion of the Company. The Executive will be eligible to accrue a minimum of four (4) weeks of PTO per year.
4.4.3.    Automobile
The Company will provide an automobile for use by the Executive, subject to the terms and conditions of the Company’s vehicle policy which may be modified or terminated from time to time at the sole discretion of the Company. Expenses related to the operation of the vehicle, including maintenance, insurance and fuel, will be paid or reimbursed by the Company as provided in the Company’s vehicle policy as may be in effect from time to time.
SECTION V
BUSINESS EXPENSES
The Company will reimburse the Executive, according to Company policy and in accordance with Section XV, for all reasonable travel, entertainment, business and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.
SECTION VI
DISABILITY

The Executive agrees that regular attendance, in-person management and leadership, the ability to travel and performance of duties commensurate with the Executive’s office are essential functions of his position. Therefore, the Company may terminate the Executive’s employment if the Executive experiences a Disability during the Period of Employment. In the event of a termination of Employment due to Disability, the Date of Termination shall be the date set forth in a written notice to the Executive. In the event the Company terminates the employment of the Executive pursuant to this Section VI, the Company will continue to pay the Executive his Base Salary in effect at the time of termination for a period of twenty-four (24) months following the date of such termination, payable in accordance with the Company’s customary payroll practices; provided, however, the Company may cease making such payments at such time and for so long as the Executive receives the Disability Benefits. For the avoidance of doubt, in the event the sum total of the Disability Benefits received by the Executive is less than one hundred percent (100%) of the Executive’s Base Salary for a period of twenty-four (24) months, the Company will be responsible for paying any amount above the Disability Benefits to total one hundred percent (100%) of the Executive’s Base Salary for a period of twenty-four (24) months. In addition to the continuation of Base Salary as provided in this Section, upon termination of the Executive’s employment because of Disability, the Executive will be entitled to receive (i) Accrued Compensation (as defined in Section 8.1.1); (ii) vested amounts owed under the Company’s benefit plans, including without limitation the SERP; and (iii) a pro-rata portion of the Executive’s Annual Bonus, if any, to the extent earned and based upon the period of time from the beginning of the fiscal year through the Date of Termination (the “Pro-Rata Bonus”). The Accrued Compensation shall be paid to the Executive thirty (30) days from the Date of Termination. The Pro-Rata Bonus shall be paid to the Executive on the same date on which annual incentives under the Executive Incentive Plan are paid to other Company executives for the fiscal year, but not later than two and one-half months following the end of the Company’s fiscal year. Benefits under the SERP and other Company benefit plans shall be payable in accordance with the provisions of such plans.
“Disability,” as used herein, shall mean the existence of either (i) a physical or mental impairment that prevents the Executive, with or without reasonable accommodation, from performing for a period of 90 days during any twenty-four (24) month period (whether or not consecutive) any of the essential functions of his position or (ii) any impairment that qualifies as a disability under the terms of any group long-term disability plan of which the Executive is a participant.
SECTION VII
DEATH
In the event of the death of the Executive during the Period of Employment, the Date of Termination shall be the date of the Executive’s death. The Company’s obligation to make payments under this Agreement shall cease as of the date of death, except for (i) Accrued Compensation (as defined in Section 8.1.1); (ii) vested amounts owed under the Company’s benefit plans, including without limitation the SERP; and (iii) a Pro-Rata Bonus. The Accrued Compensation shall be paid thirty (30) days from the Date of Termination. The Pro-Rata Bonus shall be paid on the same date on which annual incentives under the Executive Incentive Plan are paid to other Company executives for the fiscal year, but not later than two and one-half months following the end of the Company’s fiscal year. The Executive’s designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement, including the SERP, according to the terms and conditions of the applicable plans.
SECTION VIII
EFFECT OF OTHER TERMINATIONS OF EMPLOYMENT
Except as otherwise set forth in Sections VI, VII, X, XV and XVII:
8.1.    If the Executive’s employment terminates due to: (a) a Without Cause Termination or (b) a Termination with Good Reason (as such terms are hereafter defined in this Agreement), the Company will pay the Executive, or in the event of his death, his beneficiary or beneficiaries:
8.1.1.    in a lump sum in cash thirty (30) days after the Date of Termination, the sum of (a) the Executive’s accrued Base Salary then in effect and any accrued vacation pay through the Date of Termination, (b) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the

Executive prior to the Date of Termination in accordance with the applicable Company policy and Section XV herein, and (c) the Executive’s bonus under the Executive Incentive Plan earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has not been paid as of the Date of Termination (the “Accrued Compensation”); and
8.1.2.    a severance payment in an amount equal to the sum of (a) two (2) times the Executive’s Base Salary in effect immediately prior to the Date of Termination and (b) one (1) times the average Annual Bonus paid to the Executive during the Period of Employment based on an average of the Annual Bonus paid for the three fiscal years prior to the Date of Termination or, in the event the Date of Termination occurs before September 30, 2020, an amount equal to 100% of the Executive’s Annual Bonus at target for that fiscal year (“Reference Bonus”), such sum of (a) and (b) to be paid in twenty-four (24) equal monthly installments following the Date of Termination in accordance with the Company’s normal payroll policies, but not less frequently than once per calendar month; and
8.1.3.    subject to Section 8.1.4 and this Section 8.1.3, (a) any of the Executive’s unvested stock options and other unvested equity incentives or other unvested incentive awards (collectively, “Equity Awards”) that are subject solely to time-based vesting shall accelerate, fully vest and become exercisable as of the Date of Termination, and (b) all vested time-based stock options held by the Executive shall be exercisable for a period of one year from the Date of Termination, but not beyond the original expiration of their term. For the avoidance of doubt, (i) no portion of any Equity Awards that are subject to time-based vesting and granted under the Company’s 2018 Long-Term Incentive Program will vest under this Section 8.1.3, and (ii) no portion of any Equity Awards that are subject to performance-based vesting and granted under any Stock Plan (including, without limitation, any Equity Awards that are subject to performance-based vesting and granted under the Company’s 2018 Long-Term Incentive Program) will vest under this Section 8.1.3; and
8.1.4.    (a) any of the Executive’s unvested Equity Awards that (i) are subject solely to time-based vesting, (ii) are granted under the Company’s 2018 Long-Term Incentive Program, and (iii) would have vested on or before the last day of the LTIP Year (as defined below) during which the Executive’s employment terminates, shall accelerate, fully vest and become exercisable as of the Date of Termination, and (b) all vested time-based stock options held by the Executive that are granted under the Company’s 2018 Long-Term Incentive Program shall be exercisable for a period of one year from the Date of Termination, but not beyond the original expiration of their term. For the avoidance of doubt, (1) any unvested Equity Awards that are subject solely to time-based vesting, are granted under the Company’s 2018 Long-Term Incentive Program, and would have vested after the expiration of the LTIP Year during which the Executive’s employment terminates, shall be forfeited, and (2) no portion of any Equity Awards that are subject to performance-based vesting and granted under any Stock Plan (including, without limitation, any Equity Awards that are subject to performance-based vesting and granted under the Company’s 2018 Long-Term Incentive Program) will vest under this Section 8.1.4. For purposes of this Section 8.1.4, the term “LTIP Year” shall mean with respect to the first LTIP Year, the twelve (12)-month period commencing on October 15, 2018 and ending on October 14, 2019; and, with respect to each subsequent LTIP Year, the twelve (12)-month period commencing on the next day following the previous LTIP Year; and
8.1.5.    (a) a pro-rata portion (based upon the period of time from October 15, 2018 through the Date of Termination) of any of the Executive’s unvested Equity Awards that (i) are subject solely to performance-based vesting, (ii) are granted under the Company’s 2018 Long-Term Incentive Program, and (iii) are scheduled to vest within one hundred eighty (180) days after the Date of Termination, and for which (iv) the Committee certifies that the applicable performance metrics have been achieved within such 180-day period, shall vest and become exercisable upon such certification, and (b) all vested performance-based stock options held by the Executive that are granted under the Company’s 2018 Long-Term Incentive Program shall be exercisable for a period of one year from the Date of Termination, but not beyond the original expiration of their term; provided, however, that all performance-based stock options held by the Executive that are granted under the Company’s 2018 Long-Term Incentive Program and that vest during the 180-day period beginning on the day after the Date of Termination shall be exercisable for a period of eighteen (18) months from the Date of Termination, but not beyond the original expiration of their term. For the avoidance of doubt, (1) any unvested Equity Awards that are subject solely to performance-based vesting, are granted under the Company’s 2018 Long-Term Incentive Program, and are scheduled to vest more than one hundred eighty (180) days after the Date of Termination, shall be forfeited, and (2) no portion of any Equity Awards that are subject to time-based vesting and granted under any Stock Plan (including, without limitation, any Equity Awards that are subject to time-based vesting and granted under the Company’s 2018 Long-Term Incentive Program) will vest under this Section 8.1.5; and
8.1.6.    a single lump sum cash payment equal to the total premiums the Executive would be required to pay for eighteen (18) months of COBRA continuation coverage under the Company’s health benefit plans, determined using the COBRA premium rate in effect for the level of coverage that the Executive has in place immediately prior to the Date of Termination (the “COBRA Payment”). The Executive shall not be required to purchase COBRA continuation coverage in order to receive the COBRA Payment, nor shall the Executive be required to apply the COBRA Payment towards any payment of applicable premiums for COBRA continuation coverage. The payment shall be made on the thirtieth (30th) day following the Date of Termination; and
8.1.7.    a Pro-Rata Bonus, to be paid on the same date on which annual cash incentives are paid to other Company executives for the fiscal year during which the Date of Termination occurs, but not later than two and one-half months following the end of the Company’s fiscal year.
8.2.    If the Executive’s employment terminates due to a Termination for Cause, as hereinafter defined, the Company will pay to the Executive the Accrued Compensation defined in Section 8.1.1 within the time period described therein. No other payments will be made and the Company will not be obligated to provide any other benefits to or on behalf of the Executive. If the Company terminates the Executive for Cause and it is later determined by a court of competent jurisdiction that the Company did not have Cause, the Executive’s termination shall be construed as being Without Cause, and the Executive’s remedies shall be limited to the payments and benefits set forth in Section 8.1 herein.
8.3.    If the Executive quits, abandons employment or otherwise resigns from employment with the Company without Good Reason or gives notice of non-renewal in accordance with Section 3.1 hereof, the Company will pay the Accrued Compensation defined in Section 8.l.1 within the time period described therein. No other payments will be made and the Company will not be obligated to provide any other benefits to or on behalf of the Executive, except any benefits payable under the SERP or benefits payable under other plans or programs to the extent then vested and in accordance with the terms of such other plans or programs.
8.4.    Except as otherwise expressly provided in this Agreement and except for any long-term incentive payments to which the Executive is entitled under the Company’s long-term incentive plans, or obligations of the Company under any Stock Plan or related award agreement, upon termination of the Executive’s employment hereunder, the Company’s obligation to make any payments or provide any compensation benefits under this Agreement will cease.
It is expressly acknowledged by the Company that the amounts and benefits afforded to the Executive pursuant to Sections VI and VIII shall not be treated as damages but as severance compensation and benefits to which the Executive is entitled by reason of termination of his employment for the reasons set forth above. Accordingly, the Executive shall not be required to mitigate the amount of any payment or benefits provided for in such Sections by seeking employment or otherwise, nor (other than as provided in Section 10.1 or Section 10.10) shall the Company be entitled to set off against the amounts and benefits payable to the Executive hereunder any amounts or benefits earned by the Executive in other employment after the Date of Termination or any amounts or benefits that might have been earned by the Executive in other employment had he sought such other employment.
SECTION IX
DEFINITIONS
For this Agreement, the following terms have the following meanings:
9.1.    “Termination for Cause” means termination of the Executive’s employment by the Company due to (i) the Executive’s failure to substantially perform his duties hereunder (other than as a result of death or Disability or absence due to temporary illness or incapacity protected by law); (ii) the Executive’s dishonesty in the performance of his duties (other than de minimis acts or omissions); (iii) the Executive’s indictment, conviction or entering of a plea of any type (including, but not limited to, a plea of nolo contendere) for a crime constituting a felony or a misdemeanor involving moral turpitude; (iv) the Executive’s willful malfeasance or willful misconduct in connection with the performance of his duties hereunder (other than de minimis acts or omissions); (v) any illicit or unauthorized act or omission which is materially injurious to the financial condition or business reputation of the Company; (vi) the Executive’s breach of any of his duties and obligations set forth in Section X; (vii) conduct by the Executive which violates the Company’s then existing internal policies or procedures, including, but not limited to, the Company’s Code of Business Conduct and Ethics; (viii) the Executive’s knowing and intentional failure to comply with applicable laws; (ix) the Executive’s falsification of Company records or engaging in theft, fraud, embezzlement or other conduct which is detrimental to the business, reputation, character or standing of the Company or any of its Affiliates; (x) the Executive’s failure to comply with reasonable written directives of the Board; (xi) the Executive’s failure to reasonably cooperate with any investigation authorized by the Board; or (xii) the Executive’s engaging in any conduct that is or could be materially damaging to the Company or any of its Affiliates; provided, however, that termination of the Executive’s employment by the Company pursuant to clauses (i), (vi), (vii) or (x) will not constitute a “Termination for Cause” unless the Executive has received written notice from the Company stating the nature of such breach and affording him an opportunity to correct fully the act(s) or omission(s), if such breach is capable of correction, described in such notice within ten (10) days following his receipt of such notice. Notwithstanding the foregoing, (a) no conduct shall be considered “willful” or “intentional” if the Executive acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and had no reasonable cause to believe that his conduct was in violation of the relevant policy, directive, regulation or law; and (b) any act or failure to act that is based upon a directive of the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
9.2.    “Good Reason” means any of the following conditions (each a “Condition”) that arises without the consent of the Executive and the Condition has not been cured as set out below: (i) a material diminution in the Executive’s Base Salary; (ii) a material diminution in the Executive’s authority, duties or responsibilities; provided, however, that “Good Reason” is not triggered if someone else is appointed President as long as the Executive continues to serve as Chief Executive Officer of the Company; (iii) a material diminution in the budget over which the Executive retains authority; (iv) requiring the Executive to relocate his principal place of employment more than thirty-five (35) miles from the Company’s present headquarters; (v) a material breach of this Agreement by the Company; or (vi) the failure of the Company to renew this Agreement as set forth in Section 3.1. Within forty-five (45) days of the Executive’s knowledge of the initial existence of the Condition (or the date on which the Executive reasonably would be expected to have knowledge of the initial existence of the Condition), the Executive must provide written notice to the Company of the existence of the Condition, and the Company shall have forty-five (45) days following receipt of such notice to cure the Condition. Subject to the foregoing, if the Condition is cured within forty-five (45) days of such notice, the Executive is not entitled to any payment as the result of a termination of employment based on that occurrence of the circumstances that would otherwise constitute Good Reason. If the Condition is not cured within forty-five (45) days following such notice, the Executive may resign from employment for Good Reason, provided such resignation occurs not later than six (6) months from the initial existence of the Condition.
9.3.    “Termination with Good Reason” means the Executive’s resignation of employment for Good Reason. Subject to Section 9.2, the Date of Termination for a Termination with Good Reason shall be the effective date of the Executive’s resignation for Good Reason as set forth in a written notice to the Company.
9.4.    “Without Cause Termination” means termination of the Executive’s employment by the Company other than due to death or Disability and other than Termination for Cause and includes, without limitation, termination of the Executive’s employment by the Company’s giving notice of non-renewal in accordance with Section 3.1 hereof. The Date of Termination for a Without Cause Termination shall be the effective date of termination of employment as set forth in a written notice to the Executive.
SECTION X
OTHER DUTIES AND OBLIGATIONS OF THE EXECUTIVE DURING AND
AFTER THE PERIOD OF EMPLOYMENT
10.1.    During the Period of Employment, the Executive will comply with all Company policies (including, but not limited to, the Company’s Code of Business Conduct and Ethics) and with all applicable laws. In addition, without limiting the effect of the foregoing, the Executive agrees that he shall abide by any forfeiture/compensation recovery policy, equity retention policy, stock ownership guidelines, compensation plan and/or award agreement provisions and/or other policies that may be adopted by the Company or its Affiliates, each as in effect from time to time and to the extent applicable to the Executive. Further, the Executive agrees that he shall be subject to any such compensation recovery, recoupment, forfeiture or other similar provisions as may apply to the Executive under applicable laws. The Executive further agrees that all compensation recovery, forfeiture, clawback and other related provisions in this Agreement or in any policy, plan, program, award or award notice of the Company which applies to the Executive shall continue in full force and effect after the Date of Termination, including to the extent necessary to comply with applicable law as such may be adopted or modified after the Date of Termination.
10.2.    During the Restricted Period, the Executive will not make disparaging remarks to anyone about the Company or its Affiliates or their employees or agents or any statement that disrupts or impairs the Company’s normal, ongoing business operations or that harms the Company’s or its Affiliates’ reputation with their employees, customers, suppliers or the public. The non-disparagement provisions set forth herein are in no way intended to limit the Executive’s ability to comply with legal requirements, including without limitation: (a) any applicable laws or regulations; (b) the ability to make truthful written or oral statements to government officials who are investigating matters within the scope of their governmental agency responsibilities; (c) any formal accounting or auditing procedures and (d) the provision of truthful testimony in judicial or administrative proceedings.
10.3.    During the Restricted Period, the Executive will not become employed by or provide services to (as an officer, agent, manager, director, employee, consultant, or independent contractor), invest in, or provide financing to a Competitor other than a Large Bank (as defined below) anywhere in the Territory unless (i) the services provided are not management- or executive-level services or (ii) the services are provided solely in a division, area or segment of the Competitor’s business that does not compete in any way with the Company or relate to the business, services or products described in Section 10.3(a) – (d) below. A “Competitor” shall mean any business, person or company engaged in any of the following: (a) small-loan consumer finance; (b) providing Ancillary Products to borrowers; (c) providing income tax form preparation services to individuals; or (d) the sale of products or services that are competitive with any products or services that have been offered by the Company during the Period of Employment. A Competitor shall specifically include, but not be limited to, the following companies: Cash America International, First Cash Financial Services, Security Finance and Republic Finance. As used herein, “small-loan consumer finance” shall mean making fixed rate, fully amortized closed-end extensions of direct consumer credit of $4,000 or less. “Territory” shall mean any of the following states: South Carolina, Georgia, Texas, Oklahoma, Louisiana, Tennessee, Missouri, Illinois, New Mexico, Kentucky, Alabama, Wisconsin, Indiana, Mississippi or any state in which the Company or its Affiliates has made loans, provided services or sold or licensed products during the Period of Employment. “Ancillary Products” shall mean any of the following: credit life insurance; credit accident and health insurance; credit property insurance; unemployment insurance; auto club memberships or buying club memberships. “Large Bank” shall mean any bank or savings association with deposits in excess of $5 billion, and any companies affiliated with such Large Bank. Notwithstanding the foregoing, the Executive’s ownership of less than five percent (5%) of the outstanding voting or debt securities of any corporation or other entity shall not constitute a violation of the provisions of this Agreement if such securities are listed on a national or regional securities exchange or have been registered under the Securities Exchange Act of 1934, as amended.
10.4.    During the Restricted Period, the Executive, without express written approval from the Board, will not solicit, hire or attempt to hire any individual who is then employed with the Company or is a consultant or independent contractor providing services to the Company or induce or attempt to induce such individual to leave the Company’s employment or no longer provide services to the Company.
10.5.    For so long as the Company may require following the Date of Termination, the Executive will cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company’s counsel, the Executive’s assistance or cooperation is needed or desirable. The Executive shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company’s request in order to fulfill this obligation; provided, however, that, in connection with such litigation or investigation, the Company shall reasonably accommodate the Executive’s schedule, shall provide him with reasonable notice in advance of the times in which the

Executive’s cooperation or assistance is requested, and shall reimburse the Executive (in accordance with Section XV) for any reasonable expenses incurred in connection with such matters unless prohibited by law or ethical rule. Unless the Company has paid the Executive severance benefits pursuant to this Agreement, the Company shall compensate the Executive for his time at customary and prevailing rates, unless prohibited by law or ethical rule.
10.6.    The Executive agrees to maintain the confidentiality of Confidential Information at all times during and after the Executive’s employment with the Company and will not, at any time (a) use any Confidential Information for the Executive’s own benefit or for the benefit of any other person, firm or entity; (b) reveal, publish or disclose any Confidential Information to any person other than authorized representatives of the Company; or (c) remove or aid in the removal from the Company’s premises, retain, transmit, download or save any copy or copies of Confidential Information in either written, digital, electronic, voice or other electronic media data form, except (i) in the performance of the Executive’s authorized duties in the furtherance of the business of the Company, (ii) with the prior written consent of an authorized officer of the Company, or (iii) as necessary to comply with law. “Confidential Information” means any nonpublic information used in the Company’s business and from which the Company derives commercial value from not being generally known to the public or industry, including without limitation, information marked or designated as confidential, privileged or secret; financial information (including budgets, forecasting, projections, costs, margins and pricing); employee information (including payroll and benefits information and personnel records); marketing plans, proposals and data; customer information; regulated or private information concerning employees, customers or consumers, including, without limitation, financial, account, tax or health information; trade secrets; inventions; intellectual property; attorney-client privileged information and work product; patents; copyrights and trademarks; computerized information or data (including programs, networks, databases, information technology architecture and infrastructure, hardware and software) (all or any portion of which, and the materials on which they are used, whether or not specifically labeled or identified as “confidential”); and information received from third parties subject to a duty on the Company’s or its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive’s obligations under this Section 10.5 shall survive the termination of the Executive’s employment for any reason for a period of two (2) years following the Date of Termination with respect to Confidential Information that does not rise to the level of a trade secret under applicable law, and, with respect to Confidential Information that constitutes a trade secret under applicable law, the Executive’s obligations shall continue for so long as the information constitutes a trade secret under applicable law. Information of the Company that constitutes attorney-client privileged information or information protected by the work product doctrine may not be disclosed at any time without the Company’s prior written consent.
10.7.    Nothing herein shall prevent the Executive from cooperating with any investigation or inquiry conducted by the Equal Employment Opportunity Commission regarding any employment practice or policy of the Employers. In addition, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Executive acknowledges that he shall not have criminal or civil liability under any federal or state trade secret law for, and nothing herein prohibits, the disclosure of a trade secret or Confidential Information that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section. Further, notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement, including but not limited to any release, or other agreement prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by Government Agencies, including providing documents or other information; (ii) the Executive does not need the prior authorization of the Company to take any action described in (i), and the Executive is not required to notify the Company that he has taken any action described in (i); and (iii) neither this Agreement nor any release limits the Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission.
10.8.    “Restricted Period” as used herein shall begin on date the Executive is employed with the Company and shall end on the second (2nd) anniversary of the Date of Termination.

10.9.    If the Company in good faith believes that the Executive has breached his obligations described in Section X, the Company may withhold future payments due to the Executive under this Agreement until a court of competent jurisdiction has determined whether the Executive has breached such obligations. If a court of competent jurisdiction, in a final, non-appealable judgment, determines that the Executive has not breached such provisions, the Company shall within ten (10) business days of such determination pay to the Executive the amount of such withheld payments (less any damage award in favor of the Company, if applicable) plus interest accruing from the time each payment was due to the Executive at the legal pre-judgment interest rate. If following the Date of Termination the Company fails without good faith, reasonable justification to make a payment or provide a benefit to the Executive when due, the Company shall have ten (10) days after receiving written notice from the Executive to cure such failure. If the Company does not cure such failure within such 10-day period, the Executive shall no longer be bound by the obligations described in this Section X.
10.10.    Notwithstanding anything in this Agreement to the contrary, and without limiting the effect of the provisions of Section 10.1 or of Section 10.9 herein, if, at any time during or after the Period of Employment (regardless of whether the Executive’s employment is terminated by the Company or by the Executive and whether the Executive’s employment is terminated due to a Termination for Cause, a Termination with Good Reason or a Without Cause Termination), (i) the Executive files any claim, suit or legal proceeding which has been released by the Executive pursuant to Section XVII, or (ii) the Company determines that the Executive has breached or otherwise failed to comply with the covenants contained in Sections 10.2, 10.3, 10.4, 10.5 and/or 10.6 of this Agreement and, if such breach or failure is capable of being remedied, the Executive has not remedied such breach or failure to the satisfaction of the Company within ten (10) days of receipt of written notice from the Company of its determination that the Executive has breached or otherwise failed to comply with any of such Sections, or (iii) the Executive materially violates any of the Company’s policies, as determined by the Committee in its discretion, or (iv) the Executive violates any federal, state or other law, rule or regulation which is detrimental to the business, reputation, character or standing of the Company and/or any of its Affiliates, as determined by the Committee in its discretion, or (v) the Executive is indicted or convicted of, or enters a plea of any type (including, but not limited to, a plea of nolo contendere) for, a crime constituting a felony or a misdemeanor involving moral turpitude, which involves or relates in any way to the Executive’s actions or omissions during the Period of Employment and/or to events affecting the Company (and/or any of its Affiliates) that occur during the Period of Employment, or (vi) the Executive falsifies Company records or engages in theft, fraud, embezzlement or other criminal conduct detrimental to the business, reputation, character or standing of the Company and/or any of its Affiliates, as determined by the Committee in its discretion, or (vii) the Executive commits any illicit or unauthorized act or omission which is detrimental to the business, reputation, character or standing of the Company and/or any of its Affiliates, as determined by the Committee in its discretion, then, unless the Committee determines otherwise, and in addition to any other remedy available to the Company (on a non-exclusive basis): (a) any Equity Awards shall immediately be terminated and forfeited in their entirety; (b) any shares of stock subject to the Equity Awards (whether vested or unvested) shall immediately be forfeited and returned to the Company (without the payment by the Company of any consideration for such shares); (c) all payments and benefits to the Executive otherwise due pursuant to Section VIII and/or Section XI of this Agreement shall immediately terminate; and (d) no later than ten (10) days after receipt of a written request for repayment from the Company, the Executive shall repay to the Company all payments made and to return or reimburse the Company for all awards or shares issued and benefits provided to the Executive pursuant to Section VIII and/or Section XI of this Agreement. To the extent permitted by law, the payments otherwise payable pursuant to Section VIII and/or Section XI of the Agreement may be reduced to enforce any repayment obligation of Executive to the Company. For the avoidance of doubt, in each and every instance the Committee shall have the sole and absolute discretion to determine if any of the activities described in clauses (i) through (vii) of this Section 10.10 has occurred.
10.11.    The parties desire that the provisions of Section X be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdictions in which enforcement is sought, and agree that the Company may specifically enforce the terms hereof by obtaining injunctive relief without the necessity of posting bond or damages as permitted by law. If any portion of Section X is found to be invalid or unenforceable, the invalid or unenforceable terms shall be redefined or a new enforceable term provided, such that the intent of the Company and the Executive in agreeing to the provisions hereof will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

SECTION XI
EFFECTS OF CHANGE IN CONTROL
11.1.    In the event there is a Change in Control of the Company, and the Executive’s employment is terminated within two (2) years following such Change in Control due to a Without Cause Termination or Termination with Good Reason, the Company will pay the Executive:
11.1.1.    A lump sum payment equal to the sum of: (a) Accrued Compensation; (b) the COBRA Payment; (c) the Pro-Rata Bonus for the fiscal year in which termination of employment occurs; and (d) an amount equal to the product of two (2) times (A) Base Salary (except that the Base Salary used for calculation of the payment will be the highest Base Salary in effect between the date immediately preceding the occurrence of the Change in Control and the Executive’s Date of Termination) plus (B) the Reference Bonus. Such amount will be paid thirty (30) days after the Date of Termination, except the Pro-Rata Bonus will be paid on the same date on which annual incentives are paid to other Company executives for the fiscal year, but not later than two and one-half months following the end of the Company’s fiscal year.
11.1.2.    In addition, any unvested stock options, unvested restricted stock awards, unvested restricted stock units and other unvested equity incentives or other unvested incentive awards shall fully vest and become exercisable solely if permitted by and according to the terms of the applicable Stock Plan and award agreements; provided, however, that all vested stock options held by the Executive shall be exercisable for a period of one year, but not beyond the original expiration of their term.
It is understood that, in the event that the Executive is entitled to severance payments under this Section 11.1, then such severance payments shall be in lieu of any severance payments to which the Executive would be entitled under Section VIII hereof.
11.2.    It is the intention of the parties hereto that the severance payments and other compensation provided for herein are reasonable compensation for the Executive’s services to the Company and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code as of 1986, as amended, and any regulations thereunder. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution of any type to the Executive is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax, such payments shall be reduced (but not below zero) to the extent that such reduction would result in the Executive retaining the maximum amount permitted without incurring such excise tax. The Company shall reduce or eliminate the payments, by first reducing or eliminating the portion of the payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination. All determinations concerning the application of this Section shall be made by a nationally recognized firm of independent accountants or any nationally recognized financial planning and benefits consulting company, selected by the Company and reasonably satisfactory to the Executive, whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants or consultants shall be borne by the Company.
11.3.    “Change in Control” shall have the meaning given the term in the 2017 Plan (or any successor Stock Plan).
The Board shall have full and final authority, in its discretion (subject to any considerations under Section 409A of the Internal Revenue Code), to determine whether a Change in Control has occurred, the date of the occurrence of such Change in Control and any incidental matters relating thereto.
SECTION XII
WITHHOLDING TAXES; TAX MATTERS
The Company may directly or indirectly withhold from any payments under this Agreement amounts authorized by the Executive and all federal, state, local or other taxes that are required to be withheld pursuant to any law or governmental regulation. The Executive acknowledges that the Company has made no representation or warranty regarding the tax consequences associated with the benefits described in the Agreement, that the Executive agrees to pay any federal, state, local or other taxes for which he may be personally liable as a result of the benefits conferred under the Agreement, and that the Company has no obligation to achieve any certain tax results for the Executive.
SECTION XIII
EFFECT OF PRIOR AGREEMENTS
This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior agreement, statements or understanding related to the subject matter hereof, including, but not limited to, any employment or similar agreement between the Company and the Executive.
SECTION XIV
MODIFICATION; ASSIGNMENT
This Agreement may not be modified or amended except in writing signed by both parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived. Neither the Agreement nor any right or interest under the Agreement shall be assignable by the Executive, his beneficiaries or his legal representatives without the prior written consent of the Company; provided, however, that nothing in this Section XIV shall preclude (a) the Executive from designating a beneficiary to receive any benefits payable hereunder upon his death or (b) the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto. The Company may assign the Agreement without the consent of the Executive or any other person.
SECTION XV
COMPLIANCE WITH SECTION 409A
Notwithstanding any other provisions of this Agreement, to the extent applicable, this Agreement is intended to comply with Internal Revenue Code Section 409A and the regulations (or similar guidance) thereunder. To the extent any provision of this Agreement is contrary to or fails to address the requirements of Internal Revenue Code Section 409A, this Agreement shall be construed and administered as necessary to comply with such requirements. If the Executive is considered a “specified employee” (as defined in Internal Revenue Code Section 409A and related Treasury Regulations) at the time of any “separation from service” (as defined in Internal Revenue Code Section 409A and related Treasury Regulations) under Section 8.1 or Section 11.1 of this Agreement, a portion of the amount payable to the Executive under Section 8.1 or Section 11.1 shall be delayed for six (6) months following the Executive’s Date of Termination to the extent necessary to comply with the requirements of Internal Revenue Code Section 409A or an exemption therefrom. Any amounts payable to the Executive during such six (6) month period that are delayed due to the limitation in the preceding sentence shall be paid to the Executive in a lump sum during the seventh (7th) month following the Executive’s Date of Termination (or, if earlier, upon the Executive’s death). If, under this Agreement, an amount is to be paid in two or more installments, for purposes of Internal Revenue Code Section 409A, each installment shall be treated as a separate payment. To the extent not otherwise specified in the Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a short period specified in this Agreement); (b) the amount of expenses eligible for reimbursement, or in kind benefits to be provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (c) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. In the event that this Agreement or payments hereunder shall be deemed not to be exempt from or to comply with Section 409A of the Internal Revenue Code, the neither the Company, the Board, the Committee nor its or their designees or agents shall be liable to the Executive or any other persons for actions, decisions or determinations made in good faith.

SECTION XVI
GOVERNING LAW
This Agreement has been executed and delivered in the State of South Carolina and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of South Carolina. The parties hereto hereby agree that the exclusive and convenient forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any proper state or federal court in Greenville, South Carolina, and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction.
SECTION XVII
WAIVER AND RELEASE
In consideration for the payments and benefits provided hereunder, the Executive agrees that Executive will, upon termination of employment and in no event later than sixty (60) days after the Date of Termination, as a condition to the Company’s obligation to pay any severance benefits under this Agreement (including, but not limited to, those benefits set forth Sections 8.l.1, 8.1.2, 8.1.3, 8.1.4, 8.1.5, 8.1.6 and 8.1.7), deliver to the Company a fully executed release, in form acceptable to the Company, that fully and irrevocably releases and discharges the Company, its Affiliates and each of their directors, officers, agents and employees from any and all claims, charges, complaints, liabilities of any kind, known or unknown, owed to the Executive, except for obligations arising under the provisions of this Agreement, to vested benefits under the Company’s benefit plans, obligations arising under stock option, restricted stock or other equity compensation agreements, or such claims that may not be released by law.
SECTION XVIII
MISCELLANEOUS
The parties agree that there shall be no presumption that any ambiguity in this Agreement is to be construed against the drafter. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or his or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. The Executive acknowledges and confirms that he has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel, and fully understands all provisions of this Agreement.
[Signature Page To Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the 15th day of October, 2018 by its duly authorized officer and the Executive has hereunto set his hand.
COMPANY:

WORLD ACCEPTANCE CORPORATION

By:     /s/ Ken R. Bramlett Jr.

Title:     Chairman of Board

EXECUTIVE:

/s/ R. Chad Prashad
R. Chad Prashad